As filed with the Securities and Exchange Commission on August 5, 2025

Registration No. 333-270710

Registration No. 333-286243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-3 REGISTRATION STATEMENT NO. 333-270710

FORM S-3 REGISTRATION STATEMENT NO. 333-286243

UNDER

THE SECURITIES ACT OF 1933

VIGIL NEUROSCIENCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	100 Forge Road, Suite 700 Watertown, Massachusetts 02472 (857) 254-4445	85-1880494
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Ivana Magovčević-Liebisch

Chief Executive Officer

Vigil Neuroscience, Inc.

100 Forge Road, Suite 700

Watertown, Massachusetts 02472

(857) 254-4445

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kingsley L. Taft, Esq.

Jacqueline Mercier, Esq.

Gabriela Morales-Rivera, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Vigil Neuroscience, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No.  333-270710, registering shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant, shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of the Registrant, debt securities, warrants, and units, which was filed with the SEC on March 21, 2023; and

•

Registration Statement No.  333-286243, registering the offer and resale of up to an aggregate of 5,376,340 shares of Common Stock by the selling stockholder identified in the Registration Statement, issuable upon the conversion of 537,634 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Non-Voting Convertible Preferred Stock”), which was filed with the SEC on March 31, 2025.

On August 5, 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 21, 2025, by and among the Registrant, Sanofi, a French société anonyme (“Sanofi”), and Vesper Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Sanofi (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Sanofi.

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Massachusetts, on August 5, 2025.

VIGIL NEUROSCIENCE, INC.

By:	/s/ Michael Tolpa
Name: Michael Tolpa
Title: Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.